Exhibit 99.1

lululemon athletica appoints Robert Bensoussan to its Board of Directors

Vancouver, Canada, February 4, 2013 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced that Robert Bensoussan has been appointed to the company’s Board of Directors. Mr. Bensoussan’s appointment reflects lululemon’s increasing international focus and his addition expands the Board to 11 members.

Chip Wilson, Founder and Chairman of the Board of Directors of lululemon athletica, commented, “We’re unrolling our mat in some exciting new international markets over the next few years and Robert’s extensive experience and perspective will prove valuable to lululemon as we expand globally.”

Since 2008, Mr. Bensoussan has been a Director and the majority owner of Sirius Equity LLP, a UK company that invests in retail and brands based in the UK and Europe. In the past four years, Sirius has invested in UK shoe and clothing retailer LK Bennett, Italian sportswear retailer and wholesaler Jeckerson Spa and the UK’s feelunique.com, Europe’s largest online beauty retailer. Mr. Bensoussan served previously as Executive Chairman and CEO of LK Bennett and is now Non-Executive Chairman. He has also acted as the Non-Executive Chairman of Jerkerson Spa since May 2008 and of feelunique.com since December 2012.

Mr. Bensoussan is a Board member of Interparfums Inc. (Nasdaq: IPAR). He is also a member of three private Boards, including Men’s retailer Celio International (Belgium), Zen Cars (Belgium), an electric car rental company, and Aurenis (France) a part-works publisher.

Previously Mr. Bensoussan was CEO (from 2001 to 2007) and a member of the Board of Jimmy Choo Ltd (from 2001 to 2011), a privately held luxury shoe wholesaler and retailer.

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and more fun lives. By producing products that keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

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